UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2020 Annual Meeting of Shareholders

and Proxy Statement

Tuesday, April 21, 2020

10:00 a.m. EDT

(Doors open at 9:30 a.m. EDT)

Domino’s Pizza, Inc.

World Resource Center

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

For further information, call Domino’s Investor Relations at 734-930-3497.

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at the Domino’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 21, 2020 at 10:00 a.m. Eastern Daylight Time, for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.

To elect the nine director nominees named in the Proxy Statement, each to serve for a one-year term, until their respective successors are duly elected or qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2020 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 2, 2020 are entitled to notice of and to vote at the 2020 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 12, 2020

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	IN PERSON
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free (800) 690-6903 or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	By attending the Annual Meeting and completing a ballot to cast your vote.

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 21, 2020: The accompanying Proxy Statement and our 2019 Annual Report are available at www.biz.dominos.com. In addition, you may access these materials at http://materials.proxyvote.com/25754A. On March 12, 2020, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2019 Annual Report.

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum at the shareholder meeting may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 4 of the accompanying Proxy Statement.

Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the shareholder meeting. You are cordially invited to attend the meeting, and the Company requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT i

Table of Contents (continued)

ii DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “seek,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on February 20, 2020 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement might not occur. All forward-looking statements speak only as of the date of this Proxy Statement and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement whether as a result of new information, future events or otherwise.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT iii

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our 2019 Annual Report before voting their shares.

2020 Annual Meeting of Shareholders

Date and Time	Location	Record Date	Mailing Date
Tuesday, April 21, 2020 10:00 a.m. EDT Doors open at 9:30 a.m. EDT	Domino’s World Resource Center 30 Frank Lloyd Wright Drive Ann Arbor, Michigan 48105	March 2, 2020	On or about March 12, 2020

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast	6
Proposal 2: Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	17
Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	FOR	Majority of Votes Cast	44

Director Nominees

This table provides summary information about each director nominee. Each director stands for annual election to a one-year term. Our director elections are subject to our Majority Voting Policy.

Nominee	Age	Director Since	Current Principal Occupation	Current Committee Memberships*			Current Public Company Boards Other Than Domino’s
				A	C	NCG
David A. Brandon	67	1999	Former Chairman and CEO of Toys “R” Us, Inc.				DTE Energy Co. Herman Miller, Inc.
Richard E. Allison, Jr.	53	2018	CEO of Domino’s Pizza, Inc.				Starbucks Corporation
C. Andrew Ballard	47	2015	CEO and Co-founder of Wiser Solutions, Inc. and Founder and Managing Partner of Figtree Partners		●
Andrew B. Balson	53	1999	Managing Partner of Cove Hill Partners		Chair
Corie S. Barry	44	2018	CEO of Best Buy Co., Inc.	●			Best Buy Co., Inc.
Diana F. Cantor	62	2005	Partner with Alternative Investment Management, LLC	Chair			Universal Corporation VICI Properties Inc.
Richard L. Federico	65	2011	Former CEO and Chairman of P.F. Chang’s China Bistro Inc.		●	●	RPT Realty
James A. Goldman	61	2010	Former President and CEO of Godiva Chocolatier, Inc.	●		Chair
Patricia E. Lopez	58	2018	CEO of High Ridge Brands Co.			●

*A = Audit Committee / C = Compensation Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 1

Proxy Summary (continued)

Corporate Governance Highlights

Domino’s demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Highlights of our corporate governance practices are summarized below and are discussed in more detail in the “Corporate Governance and Director Information” section beginning on page 11.

Independence:

•	Eight of nine director nominees are independent, including our Chairman

•	Board committees are comprised solely of independent directors

•	Independent directors regularly meet in private without management present

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Continuing education budget is provided for each director on an annual basis

•	Directors may not stand for reelection after age 72

Leadership Structure:

•	Separate independent Chairman and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company

Accountability:

•	All directors stand for election annually

•	In uncontested director elections, our Majority Voting Policy applies

•	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy

Stock Ownership Requirements:

•	Stock ownership requirements must be met within five years of appointment, as follows:

•	Directors: 5x annual retainer fee

•	CEO: 5x annual base salary

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Highlights regarding our 2019 business performance and changes made to our executive compensation program during fiscal 2019 and expected changes for future years can be found under the “Compensation Discussion and Analysis—Executive Summary” beginning on page 21.

2 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2020 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, April 21, 2020 at 10:00 a.m. EDT at the Domino’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, and at any adjournment or postponement thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 12, 2020. As used in this Proxy Statement, references to the “Company” or “Domino’s,” or the first-person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 3

Voting Information

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 2, 2020 (the “Record Date”). On the Record Date, there were 39,025,781 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed Proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the Annual Meeting and voting in person.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all director nominees under Proposal One, “FOR” Proposal Two and “FOR” Proposal Three).

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet, (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked or (iv) attending the Annual Meeting and revoking your Proxy or voting in person. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under the current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you. We believe Proposal One and Proposal Three are non-routine matters and, therefore, the broker

4 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Voting Information (continued)

may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having been voted in person or by proxy, but pursuant to Delaware corporate law, will be counted for purposes of determining whether a quorum is present.

Votes Required

Under Proposal One, directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Votes withheld, as well as broker non-votes, will not be treated as votes cast with respect to the election of directors and, therefore, will have no effect on the outcome of the election of directors.

In addition, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election is equal to the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to promptly submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The Board of Directors will act within 120 days following certification of the shareholder vote. Thereafter, the Board of Directors will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission (“SEC”), its decision and process regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board of Directors may accept a director’s resignation or reject the resignation. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors, in each case pursuant to our By-Laws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Approval of Proposal Two (ratification of independent registered public accounting firm) and Proposal Three (say-on-pay) requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the votes. As noted above, under the current NYSE rules, we believe Proposal Two is routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you.

No matter is currently expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 5

Proposal One: Election of Directors

The Company’s Certificate of Incorporation, as amended and restated, requires that all directors stand for annual election. Accordingly, the nine individuals listed below are standing for election to terms ending with the 2021 annual meeting of shareholders, until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. Each nominee is currently serving as a director. Each nominee has indicated his or her willingness to serve, if elected. However, should a nominee be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates, the Committee takes into account a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Identified and described below are additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the director nominees, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described beginning on page 13.

•

Business experience. The Company and the Board believe that the Company benefits from nominating directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice and a history of achievements that reflect his or her high standards and sound business decisions.

•

Leadership experience. The Company and the Board believe that directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that include financial statements and related information.

•

Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

6 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2021 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a director. The Nominating and Corporate Governance Committee believes that each of the nominees possesses the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-traded company boards on which the nominees serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each director nominee appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon Non-Executive Chairman Director since: 1999 Age: 67 Committees: None

David A. Brandon most recently served as Chairman and Chief Executive Officer of Toys “R” Us, Inc., formerly the world’s largest specialty retailer of toy and baby products, a position he held from July 2015 to December 2018. Previously, Mr. Brandon was the Director of Athletics at the University of Michigan from March 2010 to October 2014.

Mr. Brandon has served as Chairman of Domino’s Board of Directors since March 1999 and also served as Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Prior to joining Domino’s, Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Board of Directors of Domino’s, Mr. Brandon also serves on the Boards of Directors of DTE Energy Co. and Herman Miller, Inc. He previously served on the Boards of Directors of Toys “R” Us, Inc., Burger King Corporation, Kaydon Corporation, Northwest Airlines and the TJX Companies, Inc.

Qualifications:

Mr. Brandon served as the Company’s Chief Executive Officer for eleven years and has served as Chairman of the Board since 1999. He thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a director of the Company.

Richard E. Allison, Jr. has served as Chief Executive Officer of Domino’s since July 2018. Mr. Allison oversees all company operations, strategy and vision in his role as Chief Executive Officer. He previously served as President, Domino’s International from October 2014 to July 2018, after joining the Company in March 2011 as Executive Vice President of International.

Prior to joining Domino’s, Mr. Allison worked at Bain & Company, Inc. for more than 13 years, serving as a Partner from 2004 to December 2010, and as co-leader of Bain’s restaurant practice, working with some of the world’s most well-known restaurant brands.

Mr. Allison has served on Domino’s Board of Directors since July 2018, when he was elected in conjunction with his appointment as Chief Executive Officer. Mr. Allison also serves on the Board of Directors of Starbucks Corporation.

Richard E. Allison, Jr. Chief Executive Officer Director since: 2018 Age: 53 Committees: None

Qualifications:

Mr. Allison’s many years of executive experience with the Company provides him with a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Allison’s extensive knowledge of growing a global brand and his deep understanding of the overall restaurant industry makes him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 7

Proposal One: Election of Directors (continued)

C. Andrew Ballard Independent Director Director since: 2015 Age: 47 Committees: Compensation

C. Andrew Ballard currently serves as the Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a technology and data company, a position he has held since December 2012. Mr. Ballard is also Founder of Figtree Partners, an investment firm focused on software and technology, and has served as its Managing Partner since November 2012. He was previously a Senior Advisor at the private equity firm Hellman & Friedman LLC from 2012 to 2019, where he also served as Managing Director from 2006 to 2012 and as a Director from 2004 to 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital, LLC in San Francisco and Boston, as well as Bain & Company, Inc. from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015 and is a member of the Compensation Committee of the Board of Directors. Mr. Ballard served as a member of the Nominating and Corporate Governance Committee of the Board of Directors until February 2019 when his membership ended in accordance with the normal rotation of committee members prescribed by our Corporate Governance Principles.

In addition to serving on Domino’s Board of Directors, Mr. Ballard is currently Chairman of Datacor, Inc. and Vice Chairman of Zignal Labs, and has held previous board roles at Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Inc., Internet Brands, Inc. and Vertafore, Inc. Mr. Ballard was the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge making him qualified for service as a director of the Company.

Andrew B. Balson is currently the Managing Partner of Cove Hill Partners, L.P., a firm formed to make private equity investments. Previously, Mr. Balson was the Chief Executive Officer of Match Beyond, an innovative college completion program that helps low-income young adults attain college degrees and prepare for the workforce, a position he held from January 2015 to June 2016. Prior to becoming the Chief Executive Officer of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, LLC, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in January 1998.

Mr. Balson has served on Domino’s Board of Directors since March 1999 and serves as the Chairperson of the Compensation Committee of the Board of Directors. Mr. Balson previously served on the Boards of Directors of Bloomin’ Brands, Inc., FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., BELLSYSTEM24, Inc., Burger King Corporation and Bright Horizons Family Solutions, Inc., as well as numerous private companies.

Andrew B. Balson Independent Director Director since: 1999 Age: 53 Committees: Compensation (Chair)

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC and Cove Hill Partners, L.P. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a director of the Company.

Corie S. Barry currently serves as Chief Executive Officer and as a member of the Board of Directors of Best Buy Co., Inc., a specialty retailer of consumer electronics, personal computers, entertainment software and appliances, roles held since June 2019. Prior to becoming CEO, Ms. Barry served as Best Buy’s Senior Executive Vice President and Chief Financial and Strategic Transformation Officer from June 2016 to June 2019, Chief Strategic Growth Officer from October 2015 to June 2016, Interim President of Geek Squad Services from March 2015 to May 2016, Senior Vice President of Domestic Finance from May 2013 to October 2015 and in a variety of financial and operational roles, both in the field and at the corporate campus, since joining Best Buy in 1999. Prior to Best Buy, Ms. Barry worked at Deloitte Touche Tohmatsu Limited from 1997 to 1999.

Ms. Barry has served on Domino’s Board of Directors since July 2018. Ms. Barry became a member of the Audit Committee of the Board of Directors in February 2019.

Corie S. Barry Independent Director Director since: 2018 Age: 44 Committees: Audit

Qualifications:

Ms. Barry brings to the Board experience leading a public company, vast financial expertise, retail operations and strategic growth know-how and overall business acumen, making her qualified for service as a director of the Company.

8 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Diana F. Cantor Independent Director Director since: 2005 Age: 62 Committees: Audit (Chair)

Diana F. Cantor is currently a Partner at Alternative Investment Management, LLC, a position she has held since January 2010, and is the Vice Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 to the end of 2009. Ms. Cantor served as founding Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served as Vice President of Richmond Resources, Ltd. from 1990 to 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990.

Ms. Cantor has served on Domino’s Board of Directors since October 2005 and serves as the Chairperson of the Audit Committee of the Board of Directors. Ms. Cantor also served as a member of the Nominating and Corporate Governance Committee of the Board of Directors until February 2019 when her membership ended in accordance with the normal rotation of committee members prescribed by our Corporate Governance Principles.

In addition to serving on Domino’s Board of Directors, Ms. Cantor serves on the Boards of Directors of Universal Corporation and VICI Properties Inc., and she previously served on the Boards of Directors of Media General, Inc., Revlon, Inc., The Edelman Financial Group Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a director of the Company.

Richard L. Federico Independent Director Director since: 2011 Age: 65 Committees: Compensation Nominating and Corporate Governance

Richard L. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro, Inc. based in Scottsdale, AZ, from February 2016 until its acquisition in March 2019. Mr. Federico previously served as Executive Chairman of P.F. Chang’s from March 2015 to February 2016 and as Chief Executive Officer or Co-Chief Executive Officer from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-Founder/Partner and Vice President of Operations until Brinker International, Inc. acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Mr. Federico has served on Domino’s Board of Directors since February 2011 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Federico served as a member of the Audit Committee of the Board of Directors until February 2019 when his membership ended in accordance with the normal rotation of committee members prescribed by our Corporate Governance Principles.

In addition to serving on Domino’s Board of Directors, Mr. Federico currently serves on the Boards of Directors of Prime Steak Concepts, True Food Kitchen and Boqueria, all privately-held restaurant concepts, and RPT Realty, a publicly-traded REIT, and previously served as Chairman of the Board of Directors of Jamba, Inc. He is a Founding Director of Chances for Children.

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-traded restaurant concept, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 9

Proposal One: Election of Directors (continued)

James A. Goldman Independent Director

James A. Goldman served as President and Chief Executive Officer and as a member of the Board of Directors of Godiva Chocolatier, Inc. from 2004 to 2014. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004. Mr. Goldman served in various executive positions at Nabisco, Inc. from 1992 to 2000. Prior to his work at Nabisco, Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc.

Mr. Goldman has served on Domino’s Board of Directors since March 2010, serves as Chairperson of the Nominating and Corporate Governance Committee and also serves on the Audit Committee of the Board of Directors. Mr. Goldman is currently a Senior Advisor at Eurazeo SE, a private equity firm listed on the Paris Stock Exchange, and serves on the Board of Directors of one of Eurazeo’s portfolio companies, Q Mixers, a leading premium carbonated mixer brand. Mr. Goldman is also currently on the Board of Trustees and the Executive Committee of Save the Children in Fairfield, CT, the Executive Board of the International Tennis Hall of Fame in Newport, RI and the Advisory Board of FEED Projects in New York, NY. Mr. Goldman served on the Board of Directors of The Children’s Place, Inc. and served on its Compensation Committee. He also previously served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, MA.

Director since: 2010 Age: 61 Committees: Nominating and Corporate Governance (Chair) Audit

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

Patricia E. Lopez Independent Director Director since: 2018 Age: 58 Committees: Nominating and Corporate Governance

Patricia E. Lopez currently serves as Chief Executive Officer and as a member of the Board of Directors of High Ridge Brands Co., roles held since July 2017. Prior to her current role, Ms. Lopez served as a Senior Vice President at Estée Lauder Companies Inc. from January 2015 to July 2016, a Senior Vice President at Avon Products, Inc. from December 2012 to November 2014 and previously held various positions at The Procter & Gamble Co. for 25 years, most recently serving as a Vice President and General Manager overseeing its Eastern Europe business.

Ms. Lopez has served on Domino’s Board of Directors since July 2018. Ms. Lopez became a member of the Nominating and Corporate Governance Committee in February 2019.

Qualifications:

Ms. Lopez brings to the Board tremendous global business leadership, brand marketing and operations experience, as well as directorship experience and overall business acumen, making her qualified for service as a director of the Company.

10 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Corporate Governance and Director Information

Domino’s has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s and seek to ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website biz.dominos.com under the “Investors—Profile—Corporate Governance” section and are available free of charge upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter and the Audit Committee Charter are also posted on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com). All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Company’s Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance Principles, the Board meets at least quarterly in an independent director session, an executive session and in a non-management executive session. In 2019, the discussion leader for the executive session was generally Mr. Brandon and the discussion leader for the independent director session was generally Mr. Balson. The independent directors meet separately at each quarterly Board meeting.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with the NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s company-wide risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial and cybersecurity risks, with input from the Company’s internal committee dedicated to assessing and managing enterprise risk. The Board of Directors receives regular reports from management as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to address those risks.

The Company is required to have a majority of its Board be independent directors. The Company’s Corporate Governance Principles (posted on Domino’s corporate and investor website biz.dominos.com under the “Investors—Profile—Corporate Governance” section) contain the Company’s standards for director independence, which are consistent with the requirements of the NYSE and SEC. A director will be designated as independent if the Board affirmatively determines that he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by the NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. An independent director must also be free of any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. The Board has affirmatively determined that the following directors who served in the 2019 fiscal year were independent under that definition:

C. Andrew Ballard

Andrew B. Balson

Corie S. Barry

Diana F. Cantor

Richard L. Federico

James A. Goldman

Patricia E. Lopez

The Board based these determinations primarily on a review of the responses of directors to questions regarding employment and compensation history, affiliations, family and other relationships and discussions with directors. In February 2020, the Company revised its Corporate Governance Principles to, among other things, conform its policy regarding director independence with the provisions of the listing rules of the NYSE. As a result, the Board affirmatively determined that, beginning in 2020, David A. Brandon meets the independence criteria described above and was also deemed an independent director for 2020.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 11

Corporate Governance and Director Information (continued)

The Corporate Governance Principles further provide that the directors are invited and expected to attend the Company’s annual meetings of shareholders. All directors serving at the time of the 2019 annual meeting of shareholders attended the meeting.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all directors, officers and employees. The Code of Professional Conduct for Senior Financial Officers and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website at biz.dominos.com.

A total of five meetings of the Board of Directors of the Company were held during 2019. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which that director served, during the period each served as a director or committee member.

In accordance with the requirements of the NYSE, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors, as defined by Section 303A of the NYSE listed company rules and other applicable independence standards. Each committee of the Board has designated responsibilities as specified in their respective charters and regularly reports on their activities to the entire Board.

The Company’s current leadership structure, as established in March 2010, separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and Richard E. Allison, Jr. is the Chief Executive Officer. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, and other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board and shareholder meetings. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Company and the Board feel that this division provides an appropriate balance of operational focus, flexibility and oversight.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Goldman (Chairperson) and Federico and Ms. Lopez. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.04 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as required under the NYSE and SEC rules.

The Nominating and Corporate Governance Committee met two times during 2019. A Nominating and Corporate Governance Committee Charter, as approved by the Board, reflects the Nominating and Corporate Governance Committee’s responsibilities, and the Nominating and Corporate Governance Committee reviews the charter at least once annually. The charter was last reviewed and approved in October 2019 and can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com).

12 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Corporate Governance and Director Information (continued)

The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board (including director self-assessments) and management and reviewing Board succession plans.

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. The Nominating and Corporate Governance Committee may use a paid outside search firm or tools to identify possible directors, as was the case when it conducted a search for the two directors added to the Board in 2018. In addition to the experience, qualifications and skills for directors listed under Proposal One, director candidates will be evaluated according to the qualifications as set forth in the Company’s Corporate Governance Principles, including the following desirable characteristics:

•	Highest degree of personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills, diversity and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of the Company’s shareholders and objectively monitor and appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Board Diversity. While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Committee looks to incorporate diversity into the Board through a number of demographics, skills, experiences (including operational experience) and viewpoints, all with a view to identify candidates that can assist the Board with its decision-making and oversight responsibilities. The Committee believes that the current composition of the Board of Directors reflects diversity based on a number of these factors.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2021 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than February 20, 2021, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 13

Corporate Governance and Director Information (continued)

Compensation Committee

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. The independence of each member of the Compensation Committee is determined annually by the Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee is independent as required under the NYSE and SEC rules.

The Compensation Committee met three times during 2019 and acted via unanimous written consent on seven other occasions to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed and approved in October 2019 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans.

Audit Committee

The members of the Audit Committee are Ms. Cantor (Chairperson), Ms. Barry and Mr. Goldman. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.07 of the NYSE listed company rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. The Board of Directors determined that each member of the Audit Committee is independent as required under the NYSE and SEC rules. Additionally, the Board determined that each member of the Audit Committee is financially literate as required by Section 303A.07(a) of the NYSE listed company rules, and that each of Ms. Cantor and Ms. Barry is an audit committee financial expert under Item 407(d)(5) of Regulation S-K.

The Audit Committee met six times during 2019. The Audit Committee Charter, as approved by the Board, reflects the Audit Committee’s responsibilities, and the Audit Committee reviews the charter at least once annually. The charter was last reviewed and approved in October 2019 and can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com). The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the Company’s independent registered public accounting firm and (iii) approving audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy under which audit and non-audit services to be rendered by the Company’s independent public registered accountants are pre-approved. All services provided to the Company by its independent public registered accountants for fiscal years 2019 and 2018 were pre-approved by the Audit Committee. This policy can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com).

14 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Corporate Governance and Director Information (continued)

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2019	2018
Audit fees(1)	$1,559	$1,444
Audit-related fees(2)	115	194
All other fees(3)	3	3

Total	$1,677	$1,641

(1)

Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance, the Company’s recapitalization transactions in 2019 and 2018 and services related to accounting changes in the Company’s enterprise systems.

(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting matters.
(3)	Annual license fee for accounting and disclosure software usage.

Environmental Responsibility

We are working on determining our environmental baselines and developing initiatives to reduce our impact on the environment, including the impact of energy, waste water, land use and reducing waste, both in packaging and food. Since 2015, we have sourced 100% sustainable mass balance palm oil, which is used in some of our products. We have also recently increased the recycled content of our pizza boxes and launched the use of eBikes for delivery in certain markets around the world, helping us to reduce our carbon footprint. The Company is also a member of the Dairy Sustainability Alliance and the Recycling Partnership. For additional information regarding the Company’s social commitment, please see our 2019 Corporate Stewardship Report available on our corporate and investor website biz.dominos.com under the “Investors—Social Commitment” section.

Prohibition Against Hedging Transactions

All of the Company’s employees and directors are prohibited from any hedging of Company securities, including by way of forward sales contracts, collars or otherwise, pursuant to our Insider Trading Policy.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 15

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accounting firm. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee was determined to be independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board determined that two of its members during fiscal 2019, Ms. Cantor and Ms. Barry, were audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during 2019.

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and (iii) received the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Corie S. Barry

James A. Goldman

16 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Proposal Two: Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to continue the engagement with PricewaterhouseCoopers LLP for the 2020 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors and Audit Committee Unanimously Recommend a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLC as the Independent Registered Public Accounting Firm of the Company for the 2020 Fiscal Year

✓

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 17

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2019:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Capital World Investors(1)	4,534,896	11.67%
333 South Hope Street
Los Angeles, California 90071

BlackRock, Inc.(2)	4,426,253	11.40%
55 East 52nd Street
New York, New York 10055

The Vanguard Group(3)	3,880,739	9.99%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)

Based on a Schedule 13G/A filed by the shareholder on February 14, 2020, Capital World Investors, a division of Capital Research and Management Company, beneficially owns and has sole dispositive power with respect to 4,534,896 shares and sole voting power with respect to 4,526,774 shares of common stock of the Company.

(2)

Based on a Schedule 13G/A filed by the shareholder on February 4, 2020, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 4,426,253 shares and sole voting power with respect to 4,100,248 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(3)

Based on a Schedule 13G/A filed by the shareholder on February 12, 2020, The Vanguard Group is the beneficial owner of 3,880,739 shares of common stock of the Company and has sole voting power with respect to 31,323 shares, shared voting power with respect to 11,189 shares, sole dispositive power with respect to 3,840,484 shares and shared dispositive power with respect to 40,255 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,233 shares, or 0.04%, of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 34,424 shares, or 0.08%, of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2020, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2019.

18 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Stock Ownership Information (continued)

Security Ownership of Management

The following table sets forth, as of December 29, 2019, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each director, by each nominee for election as a director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 34 of this Proxy Statement and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Richard E. Allison, Jr.(1)	164,537	*
Jeffrey D. Lawrence(2)	42,314	*
Russell J. Weiner(3)	174,951	*
J. Kevin Vasconi(4)	22,482	*
Joseph H. Jordan(5)	23,239	*
David A. Brandon	11,128	*
C. Andrew Ballard	2,146	*
Andrew B. Balson(6)	93,463	*
Corie S. Barry	450	*
Diana F. Cantor	19,590	*
Richard L. Federico	7,940	*
James A. Goldman	5,209	*
Patricia E. Lopez	450	*
All current Directors and executive officers as a group (19 persons)(7)	678,358	1.74%

*	Less than 1%.
(1)

Includes 122,017 shares of common stock issuable upon exercise of options that were exercisable on December 29, 2019 or within 60 days thereafter. Also includes 500 shares of common stock owned by Mr. Allison’s children.

(2)

Includes 24,147 shares of common stock issuable upon exercise of options that were exercisable on December 29, 2019 or within 60 days thereafter. Also includes 14,138 shares of common stock held by Jeffrey D. Lawrence and Patricia M. Lawrence, Trustees of the Lawrence Family Joint Trust dated May 11, 2018.

(3)	Includes 145,869 shares of common stock issuable upon exercise of options that were exercisable on December 29, 2019 or within 60 days thereafter.
(4)	Includes 16,322 shares of common stock issuable upon exercise of options that were exercisable on December 29, 2019 or within 60 days thereafter.
(5)	Includes 5,979 shares of common stock issuable upon exercise of options that were exercisable on December 29, 2019 or within 60 days thereafter.
(6)

Includes 6,000 shares of common stock issuable upon exercise of options that were exercisable on December 29, 2019 or within 60 days thereafter. Also includes 27,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust and 8,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.

(7)	Includes an aggregate of 392,061 shares of common stock issuable upon exercise of outstanding options that were exercisable on December 29, 2019 or within 60 days thereafter.

The information with respect to beneficial ownership is based upon information furnished by each director, nominee or executive officer, or information contained in filings made with the SEC.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. During fiscal 2019, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2019.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 19

Executive Compensation

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2019 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

C. Andrew Ballard

Richard L. Federico

20 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Domino’s objective is to be the worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this objective, the Compensation Committee believes that Domino’s must recruit and retain well-qualified and high-performing executives to help attain the Company’s business goals and objectives, and we have established short- and long-term compensation programs that we believe support this mission.

The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2019 named executive officers listed below:

•	Richard E. Allison, Jr.—Chief Executive Officer (“CEO”)

•	Jeffrey D. Lawrence—Executive Vice President and Chief Financial Officer (“CFO”)

•	Russell J. Weiner—Chief Operating Officer and President of the Americas (“COO”)

•	J. Kevin Vasconi—Executive Vice President, Chief Information Officer (“CIO”)

•	Joseph H. Jordan—Executive Vice President, International (“EVP, International”)

Fiscal 2019 Business Performance. The Company completed another profitable year in fiscal 2019. The following table illustrates the Company’s growth in fiscal 2019 in terms of revenues, segment income (as defined and disclosed in Note 12 to the Company’s consolidated financial statements for the fiscal year ended December 29, 2019 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2020 (“2019 10-K”)), income from operations and stock price at fiscal year end relative to fiscal 2018 and fiscal 2017.

(Dollars in millions, except stock price)	2019	2018	2017	Percent Increase 2017 to 2019
Revenues(1)	$3,618.8	$3,432.9	$2,788.0	29.8%
Segment Income	$712.1	$643.9	$583.8	22.0%
Income from Operations	$629.4	$571.7	$521.2	20.8%
Stock Price (Fiscal Year End)	$292.31	$249.95	$188.96	84.6	%(2)

(1)

The Company adopted a new revenue recognition standard in 2018 that requires a gross presentation on its consolidated statement of income for franchisee contributions received by and related expenses of the Company’s consolidated not-for-profit advertising fund. The Company recorded $390.8 million in revenue in 2019 and $358.5 million in revenue in 2018 related to these contributions. In prior years, under accounting standards in effect at that time, the Company had presented these contributions net with the related disbursements in its consolidated statement of income. For additional information related to the adoption of this new accounting standard, refer to Note 1 to the Company’s consolidated financial statements for the fiscal year ended December 29, 2019 included in our 2019 10-K.

(2)	Percent increase is calculated from the Company’s closing stock price on the first trading day of the 2017 fiscal year ($158.36) in order to capture the three-year change.

The Company’s performance during fiscal 2019, and for the three-year period ending with fiscal 2019, demonstrated significantly improved financial results and a corresponding strong growth in the Company’s stock price.

2019 Key Performance and Compensation Highlights. Key events with respect to the Company’s 2019 executive compensation program are as follows:

•

Base salaries of the named executive officers only increased, on average, 2.5% compared with their fiscal 2018 salaries as we continued to focus on the performance-based components of the named executive officers’ compensation, which constitute the sizable majority of their target total direct compensation;

•

2019 corporate performance under the Domino’s Pizza Senior Executive Annual Incentive Plan (“AIP”) (based on adjusted total segment income as detailed below) was achieved at 102.79% of target, resulting in a payout of AIP awards at 127.9% of target; and

•

Amounts earned under the AIP and the Company’s 2004 Equity Incentive Plan, as amended (“EIP”) for performance periods ending during 2019 were above target, reflecting sustained strong financial results.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 21

Compensation Discussion and Analysis (continued)

Changes to Be Effective in 2020. While shareholder support of our executive compensation program, as reflected in the results of the annual advisory say-on-pay shareholder vote, has been very strong in recent years, in 2019 through early 2020 we conducted an extensive review of our long-term incentive compensation program with guidance from Meridian Compensation Partners, LLC (“Meridian”). A key focus of the review was an evaluation of ways to continue to improve the alignment of our compensation program with shareholder value creation, while also considering market “best practices” as we seek to balance the need to attract and retain a strong leadership team. Based on this review, we anticipate that our 2020 executive compensation program, which will be fully disclosed in next year’s Compensation Discussion and Analysis, will include several key changes that enhance our performance-based compensation program and further tie executive compensation to the creation of shareholder value. In 2020, we will begin the transition from our current long-term incentive compensation program discussed below, which is comprised of performance shares and stock options, to a program comprised of performance share units (“PSUs”) and time-vesting restricted stock units (“RSUs”). The PSUs will be earned based on the achievement of performance goals related to a combination of adjusted total segment income (as discussed below) and the Company’s global retail sales, both measured over a three-year period, and subject to a total shareholder return (TSR) modifier. The RSUs will vest ratably over a three-year period. In 2020, the CEO equity mix will be approximately comprised of 50% PSUs, 25% RSUs and 25% stock options that will vest ratably over a three-year period. For our other named executive officers, the mix will be approximately comprised of 25% PSUs, 50% RSUs and 25% stock options that will vest ratably over a three-year period. In 2021, we intend to remove stock options from the equity mix with all named executive officers receiving equity awards approximately comprised of 50% PSUs and 50% RSUs. The Compensation Committee believes the anticipated changes to our 2020 compensation program will further improve the alignment between executive compensation and the interests of shareholders.

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the cash incentive and equity-based plans in which our executive officers, directors and other eligible employees participate. The goal of the Company’s executive compensation program is to attract, motivate and retain talented and high-performing individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation program for our named executive officers is designed to be aligned with and to enhance these commitments, as well as to encourage and reward strong financial performance on both an annual and long-term basis.

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for our CEO and our other named executive officers are: (i) annual base salary, (ii) annual performance cash incentives under the AIP and (iii) long-term incentive compensation consisting of stock options and performance shares granted under the EIP.

Principal Elements of Total Direct Compensation

Base Salary	+	Performance Incentive (cash award under AIP)	+	Long-term Incentive Compensation (performance shares and stock options under EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on performance-based compensation, which is provided in the form of annual performance cash incentives under the AIP and stock options and performance shares under the EIP. Our focus on performance-based compensation rewards strong Company financial and operating performance and aligns the interests of our named executive officers with those of our shareholders.

For fiscal 2019, approximately 67% of the target total direct compensation for our CFO and CIO was attributable to performance-based compensation and approximately 60% of the target total direct compensation for our EVP, International was attributable to performance-based compensation.

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Compensation Discussion and Analysis (continued)

For our CEO and COO, the Compensation Committee places even more emphasis on the performance-based components of total direct compensation. Accordingly, approximately 82% of the target total direct compensation for our CEO was attributable to performance-based compensation and approximately 78% of the target total direct compensation for our COO was attributable to performance-based compensation.

Other aspects of the Company’s executive compensation program are intended to further align the interests of our named executive officers with those of our shareholders and to promote good corporate governance. These include:

•	Meaningful stock ownership guidelines;

•	No tax gross-ups on change in control-related payments;

•	A cap on maximum annual performance incentives;

•	No supplemental pension or death benefits for our named executive officers;

•	A clawback policy covering performance-based compensation; and

•	Anti-pledging and anti-hedging provisions contained in our Insider Trading Policy.

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee determines the target total direct compensation levels, the components thereof and relative weightings of each such component for each of our named executive officers. The Compensation Committee generally targets the 50th percentile of the applicable benchmark (i.e., peer group and broader quick service restaurant and hospitality industry surveys, as described below) when setting target total direct compensation levels for our CEO and other named executive officers, but also takes into account other factors as described below. Executive-specific considerations, actual performance related to the applicable AIP and performance share measures and stock price performance can result in our named executive officers’ actual total direct compensation being above or below the target in any given year. Our use of peer group benchmarking and other data in making compensation decisions is described below.

Compensation Setting Process. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using independent professional compensation consultants, as well as public information about compensation levels at comparable companies within the Company’s industry and peer group (described below), and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. The Compensation Committee used Willis Towers Watson (“WTW”) as its independent professional compensation consultant through December 2018. In December 2018, the Compensation Committee retained Meridian as its professional compensation consultant for the 2019 fiscal year. Both WTW and Meridian provided advice to the Compensation Committee during their engagements that was used in making executive compensation decisions for 2019.

In making compensation decisions, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as his effectiveness in supporting the Company’s short- and long-term goals. The Compensation Committee attempts to set annual base salary, annual performance incentives, long-term incentive compensation and other compensation and benefits at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.

In December 2018, the Compensation Committee conducted a review of the total direct compensation of our named executive officers for 2019 using data provided by WTW, as described below. For 2019, the Compensation Committee generally targeted the total direct compensation mix to be (i) 33% annual base salary, 33% annual performance incentive and 34% long-term incentive compensation for our CFO and CIO, and (ii) 40% annual base salary, 20% annual performance incentive and 40% long-term incentive compensation for our EVP, International, each based on the

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 23

Compensation Discussion and Analysis (continued)

grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

As noted previously, the Compensation Committee places more emphasis on the performance-based components of total direct compensation for our CEO and COO. Mr. Allison’s target pay mix for fiscal 2019 was allocated as follows: 18% annual base salary, 36% annual performance incentive and 46% long-term incentive compensation, and Mr. Weiner’s target pay mix for fiscal 2019 was allocated as follows: 22% annual base salary, 33% annual performance incentive and 45% long-term incentive compensation, each based on the grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

For any given year, the annual base salary, annual performance incentive and long-term incentive compensation actually earned by or paid to our named executive officers may differ from the percentage allocations described above due to our actual performance relative to the applicable incentive plan performance measures and our stock price performance. For fiscal 2019, the amount of annual performance incentives reported in the Summary Compensation Table as earned by our named executive officers is greater than the amount awarded at target due to the achievement by the Company of applicable incentive plan performance measures at above-target levels.

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the say-on-pay proposal presented at the Company’s 2019 annual meeting of shareholders. At the 2019 annual meeting, more than 91% of shares voted were in support of the compensation provided to our named executive officers. In light of our shareholders’ continued support of our executive compensation program, we did not make any significant changes to our program in 2019. The Compensation Committee concluded that the Company provides a competitive pay-for-performance package that effectively incentivizes and retains executives.

24 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

In addition to considering the results of the 2019 say-on-pay vote as described above, the Company regularly engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program. The Company has made changes in prior years based upon feedback from this shareholder outreach and plans to continue these engagement efforts in future years.

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside consultants, advisors and others to assist the Compensation Committee and also to discontinue such services in its sole discretion. In accordance with this authority, the Compensation Committee engaged WTW as an independent compensation consultant through the end of fiscal 2018 (and in previous years) to advise on matters related to executive and director compensation. In December 2018, WTW provided an analysis of competitive executive pay practices (the “WTW Analysis”) that the Compensation Committee used in evaluating and determining our named executive officers’ target total direct compensation, and the components and relative weightings thereof, for fiscal 2019 as described below. At the end of 2018, the Compensation Committee engaged Meridian as an independent compensation consultant beginning in fiscal 2019. In addition to attending the three Compensation Committee meetings held in 2019, Meridian provided its analysis of competitive executive pay practices (the “Meridian Analysis”) that the Compensation Committee used in evaluating and determining our named executive officers’ target total direct compensation, and the components and relative weightings thereof, for fiscal 2020, and was available to advise the Compensation Committee with respect to various executive and director compensation matters throughout the year.

The Compensation Committee assessed the independence of both WTW and Meridian pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest existed with either party during their respective engagements that would prevent either of them from independently advising the Compensation Committee. The Compensation Committee has retained and used, and intends to continue to retain and use, Meridian in fiscal 2020.

Benchmarking and Peer Group. The Compensation Committee evaluates executive compensation by measuring the target total direct compensation of our named executive officers against benchmarks consisting of the Company’s peer group described below and of other comparable companies (through the use of benchmark data). It conducts an annual review of executive compensation by analyzing peer group pay data and applicable benchmark data, including the WTW Analysis and the Meridian Analysis (as previously described), which include relevant general industry, quick service restaurant and hospitality industry compensation market data. The Compensation Committee generally uses a composite of these peer group and market surveys to determine market compensation levels, which it then uses when establishing target levels of total direct compensation for the named executive officers and the components and relative weightings of such compensation. When making compensation decisions, the Compensation Committee is informed by the experiences of its members and also takes into account individual compensation recommendations from our CEO, with respect to the other named executive officers, and the Chairman of the Board and the Chairperson of the Compensation Committee with respect to our CEO, and, among other things, individual performance of the executive, scope of job responsibilities, leadership and years of experience, all as further described below. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with the Company’s peer group and other market data, taking into account the Company’s scale and level of performance.

For 2019, the Compensation Committee considered the industry survey data in the WTW Analysis and targeted the annual base salary and total direct compensation for the CEO to be below the market median as described in further detail under “Compensation for Chief Executive Officer” below. The Compensation Committee generally targets the

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 25

Compensation Discussion and Analysis (continued)

annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median for the upcoming year, again taking into account both the Company- and individual-specific factors described above.

The Compensation Committee reviews the composition of its peer group annually in July for use in executive compensation decisions for the following year. In its July 2018 review, the Compensation Committee removed Panera Bread Company and Buffalo Wild Wings, Inc. from the peer group due to their respective acquisitions and added GrubHub, Inc. and Texas Roadhouse, Inc. to the peer group to be used in reviewing and benchmarking for 2019 compensation.

2019 Peer Group

Bloomin’ Brands, Inc.	Hyatt Hotels Corporation
Brinker International, Inc.	Jack in the Box Inc.
Chipotle Mexican Grill, Inc.	Papa John’s International, Inc.
Cracker Barrel Old Country Store, Inc.	Restaurant Brands International Inc.
Darden Restaurants, Inc.	Texas Roadhouse, Inc.
Dunkin’ Brands Group, Inc.	The Cheesecake Factory Incorporated
GrubHub Inc.	The Wendy’s Company
Hilton Worldwide Holdings Inc.	Yum! Brands, Inc.

The following criteria were considered in determining the members of the Company’s 2019 peer group: publicly-traded retail or hospitality industry companies with revenues generally between 0.5 times and 2.5 times that of the Company and a similar business model, complexity of business and recruiting pool for executives.

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation process. Our CEO, the Company’s Chief Human Resources Officer and the Chairperson of the Compensation Committee annually review the performance of each named executive officer (other than our CEO) and the Company’s other senior leadership to formulate compensation recommendations for the Compensation Committee. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of our CEO to make recommendations to the Compensation Committee regarding our CEO’s compensation. Our CEO abstains from participating in all related discussions regarding the CEO’s compensation. The scope of these reviews is to evaluate performance for a given year and make compensation recommendations for that year and the subsequent year, including with respect to base salary adjustments and annual incentive awards under the AIP and EIP. The Chairperson of the Compensation Committee typically engages in discussions with the independent compensation consultant prior to presenting compensation recommendations to the full Compensation Committee for approval in December of each year. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or annual performance incentive or long-term incentive compensation awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers, which are then ratified by our Board of Directors.

Use of Tally Sheets. In 2019, the Compensation Committee continued its practice of annually reviewing comprehensive tally sheets for each of our named executive officers. These tally sheets are prepared by management and quantify the elements of each named executive officer’s total direct compensation. The tally sheets contain annual cash compensation (base salary and annual performance incentives), other compensation, stock option exercises, equity award vesting events and annual equity award grants under the EIP, and also include the Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”) fair market values for the equity award grants, potential severance payments, and equity award holdings with the total in-the-money value of such equity awards at the end of the preceding fiscal year. The Compensation Committee uses the tally sheets to get a full picture of the compensation accumulated by each named executive officer to date, including accumulated equity value and potential severance.

26 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Equity Award Processes. Equity awards have generally been granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to three years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of the Company’s common stock on the NYSE on the date of the grant. Beginning in 2020, we anticipate that equity awards will be granted to our executive officers in March of each year.

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the annual base salaries of our named executive officers and any adjustments to their salaries. In making decisions about adjustments to annual base salaries, the Compensation Committee considers various factors such as:

•	Industry compensation survey data provided by its independent compensation consultant;

•	Peer group compensation information summarized by its independent compensation consultant;

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, scope of job responsibilities, leadership and years of experience; and

•	The performance of the Company.

The 2019 annual base salaries for our named executive officers, including any year-over-year change, were as follows:

Executive	2018 Base Salary	2019 Base Salary	Overall % Change (Year-Over-Year)
Richard E. Allison, Jr.	$865,000	$865,000	0.0%
Jeffrey D. Lawrence	$500,000	$530,000	6.0%
Russell J. Weiner	$725,000	$725,000	0.0%
J. Kevin Vasconi	$510,000	$530,000	3.9%
Joseph H. Jordan	$425,000	$435,000	2.4%

Annual Performance Incentives. The following section describes the annual performance incentive award for fiscal 2019 for each of our named executive officers under the AIP. The 2019 annual performance incentive targets for our CEO and the other named executive officers, which were unchanged from fiscal 2018, were as follows:

Executive	2019 Annual Performance Incentive Target (% of annual base salary)
Richard E. Allison, Jr.	200%
Jeffrey D. Lawrence	100%
Russell J. Weiner	150%
J. Kevin Vasconi	100%
Joseph H. Jordan	50%

The Compensation Committee establishes the performance measures and targets and approves annual performance incentive payouts for the named executive officers based on the extent to which the pre-established performance targets associated with such incentives have been achieved. The Compensation Committee approved annual performance incentive awards under the AIP to each of the named executive officers for fiscal 2019 as further described below.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 27

Compensation Discussion and Analysis (continued)

The AIP provides the Compensation Committee with flexibility in selecting the plan participants and establishing the performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds, for annual awards made under it. For fiscal 2019, greater than 90% of the applicable performance target was required to be achieved in order for AIP participants to be eligible to receive an annual performance incentive payout; the maximum annual payout under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target and (ii) $5,000,000 per participant, the maximum annual payment threshold. In February 2019, the Compensation Committee selected the participants and established the annual performance measure and target incentive amounts under the AIP for the 2019 fiscal year.

For annual performance incentives granted with respect to fiscal 2019, the performance measure, as applied to all of the named executive officers, was segment income as defined by the Company under Accounting Standards Codification 280, Segment Reporting (“ASC 280”), with certain adjustments (referred to as “adjusted total segment income”), measured over the full 2019 fiscal year. The Compensation Committee believes that the use of adjusted total segment income is appropriate because it is a reliable barometer for the overall success of the Company and it is a primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company.

For fiscal 2019, as noted above, a named executive officer was not entitled to an annual performance incentive payout under the AIP unless Company performance exceeded 90% of the performance target (the “performance threshold”). If performance exceeded the performance threshold, the executive officer would receive 1% of his annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company, up to the maximum annual payment amount described above.

For illustrative purposes, assume a named executive officer had an annual base salary of $500,000 and was eligible for an annual performance incentive target of 100% of his annual base salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined the following:

•

If the annual performance result was $10,100,000, or 101.0% achievement of the annual performance target, the Company would pay the named executive officer 110% of his annual performance incentive target, or $550,000. In other words, for 1% outperformance versus target, an additional 10% of target would be awarded.

•

Conversely, assume the annual performance result was $9,500,000, or 95% achievement of the annual performance target. In this situation, the Company would pay the named executive officer 50% (1% for every 0.1% over the performance threshold) of his annual performance incentive target, or $250,000.

•

Finally, assume the annual performance result was $9,000,000, or 90% achievement of the annual performance target. Given the performance threshold, the Company would pay the named executive officer 0% of his annual performance incentive target, or $0.

For the named executive officers, the annual performance target for fiscal 2019 was $695.0 million in adjusted total segment income. This annual performance target was set to be aggressive, yet achievable in order to sufficiently motivate executive performance. The Compensation Committee has raised the annual performance target significantly from the previous year’s target in each of the last ten fiscal years, including the last three fiscal years as shown below. In 2019, the annual performance target was increased 8.6% from the 2018 annual performance target and 7.2% from the actual results in 2018. These substantial increases require superior performance from the Company in a highly competitive market to achieve the annual performance target.

Fiscal Year	Annual Performance Target Percentage Increase From Prior Year Performance Target	Annual Performance Target Percentage Increase From Prior Year Actual Results	Annual Performance Incentive Payout
2017	17.0%	10.3%	121.9%
2018	13.5%	11.0%	113.1%
2019	8.6%	7.2%	127.9%

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Compensation Discussion and Analysis (continued)

The Compensation Committee sets the annual performance targets at levels that it believes are aggressive, but achievable. Since the Company’s initial public offering in 2004, the AIP has had zero payout in two years and paid out at less than target in another year. Further, the AIP has never paid out at its maximum level in any year. Given these results, the Company believes that the annual performance targets generally provide the desired motivation for executive performance while remaining aggressive.

The Company’s current trend of higher than 100% achievement of annual performance targets has corresponded with the continued growth of the business over that time. This growth has been driven by many factors, including a focus on technology platforms and innovation, creative advertising that highlights our growing brand and product offerings, operational discipline and franchisee performance.

The Company’s U.S. sales performance continues to be near the top of the QSR industry with a ten-year U.S. same store sales year-over-year average increase of 6.9% and a ten-year international same store sales year-over-year average increase of 5.5%. Additionally, the Company’s global retail sales, excluding foreign currency impact, have increased an average of 11.5% year-over-year over the last ten years and the Company’s common stock price has increased 3,388% from January 1, 2010 through December 29, 2019. (For a description of how the Company calculates same store sales and global retail sales, excluding foreign currency impact, which are commonly-used statistical measures in the QSR industry that the Company believes are important to understanding its financial performance, see our 2019 10-K.)

These business results have outpaced a very competitive industry and have resulted in above-target performance under the AIP during this same time period. Because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving his annual performance incentive targets was the same.

The specific performance targets established by the Compensation Committee are based on the business plans of the Company and take into account a variety of factors including certain plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions, general operational needs of the Company and other meaningful information.

The amount of the annual performance incentive payouts for 2019 exceeded the target annual performance incentive payout because adjusted total segment income actual performance was 102.79% of the annual performance incentive target. Accordingly, pursuant to the terms of the AIP (as described above), based on this level of actual performance, 127.9% of the target incentive payout was earned by our named executive officers for fiscal 2019.

	2019 Target Annual Performance Incentive		Plan Achievement	2019 Actual Payout
Executive	% of Salary(1)	Dollar Value	%	%	Dollar Value
Richard E. Allison, Jr.	200%	$1,730,000	102.79%	127.9%	$2,212,670
Jeffrey D. Lawrence	100%	$530,000	102.79%	127.9%	$677,870
Russell J. Weiner	150%	$1,087,500	102.79%	127.9%	$1,390,913
J. Kevin Vasconi	100%	$530,000	102.79%	127.9%	$677,870
Joseph H. Jordan	50%	$217,500	102.79%	127.9%	$278,183

Long-term Incentive Compensation. The Compensation Committee believes that an equity component of executive compensation serves to align our named executive officers’ interests with the interests of our shareholders and creates value for those shareholders. To that end, the Company maintains the EIP, a long-term equity-based incentive compensation program.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 29

Compensation Discussion and Analysis (continued)

Grants of awards to our CEO and other named executive officers are approved by the Compensation Committee and are ratified by our Board of Directors. In 2019, our Compensation Committee approved, and our Board of Directors ratified, the following awards under the EIP to our named executive officers after considering the Company’s equity grant guidelines, the WTW Analysis and input from Meridian:

	Stock Options		Performance Shares(1)
Executive	Granted (#)	Grant Value ($)(2)	Granted (#)	Grant Value ($)(3)
Richard E. Allison, Jr.	21,440	$1,401,318	3,400	$936,190
Jeffrey D. Lawrence	4,440	$290,198	1,060	$291,871
Russell J. Weiner	12,240	$800,006	2,910	$801,269
J. Kevin Vasconi	4,440	$290,198	1,060	$291,871
Joseph H. Jordan	3,520	$230,067	840	$231,294

(1)	Assumes target performance levels are achieved.
(2)	Based on a Black-Scholes value on July 10, 2019 of $65.36 per share.
(3)	Based on our closing stock price on July 10, 2019 of $275.35 per share.

Stock Options. As reflected in the table above, the Compensation Committee continued its use of stock options as a vehicle for long-term incentive compensation in 2019. Recipients of stock option grants do not receive a benefit from the stock options unless and until the market price of the Company’s common stock increases above the exercise price, the stock options vest and the recipient exercises such stock options.

Stock options awarded under the EIP have a maximum term of ten years and vest ratably over four years, generally subject to continued employment. Vested options are exercisable for a limited period of time after termination of employment. All options awarded under the EIP are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date of the award.

Performance Shares. In 2019, the Compensation Committee continued its use of performance shares as an additional vehicle for long-term incentive compensation. Recipients of performance shares do not receive a benefit from the award unless the Company achieves the applicable performance goals associated with the award. The actual value of the shares that are earned, if any, will depend on our stock price at the time the performance shares vest. The Compensation Committee believes that participation in the Company’s long-term incentive compensation program accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and increases in shareholder value, as reflected by the market price of the Company’s common stock.

Performance share awards are full value awards that consist of restricted shares of the Company’s common stock that are subject to both time-based and performance-based vesting conditions. The awards vest ratably over four years in four separate vesting tranches, generally subject to continued employment, and each vesting tranche is subject to a one-year performance-based vesting condition that is established annually by the Compensation Committee. Outstanding, unvested performance shares are also eligible to receive dividends. Dividends accrue on such unvested performance shares and are delivered if and when the performance shares to which they relate vest. For performance shares granted in 2019 (as well as prior years), the measurement of performance established by the Compensation Committee was segment income as defined by the Company under ASC 280, with certain adjustments (resulting in the same “adjusted total segment income” used by the Company for annual performance incentives, as described above). Adjusted total segment income was used as the performance measure for performance shares because it is the primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company and the Compensation Committee believes it is a consistently reliable barometer for the overall success of the Company.

Performance shares vest only if the Company achieves 90% or more of the annual performance target (with no additional performance shares earned for performance above 90% of the annual performance target). If the achievement is less than 90% of the annual performance target, each vesting tranche for that fiscal year is canceled and forfeited for no consideration. The performance share awards do not contain a provision for partial vesting. All unvested

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Compensation Discussion and Analysis (continued)

performance shares are canceled upon termination of employment, except as described below. The performance target with respect to the 2018 fiscal year was utilized for all performance shares previously granted with a 2019 vesting tranche; such performance target was achieved at 101.31% of target and as a result all performance shares subject to a 2019 vesting tranche vested in full.

Accelerated Vesting. In the event that an executive’s employment is terminated (i) involuntarily by the Company without cause, or (ii) due to the executive’s disability prior to the date any vesting tranche of the performance shares becomes vested based on continued employment but after the Compensation Committee has certified that the performance vesting conditions with respect to such vesting tranche have been satisfied, the performance shares subject to such vesting tranche will vest in full. All unvested stock options fully vest upon an executive’s death. In the event of a qualified retirement, the time vesting condition applicable to all unvested performance shares will lapse and such performance shares will remain eligible to vest based on performance and all unvested stock options will vest in full. For this purpose, a qualified retirement means any termination of employment (other than for cause) after ten years of continuous service and attaining age 55. As of December 29, 2019, no named executive officers had satisfied the qualified retirement requirements. Pursuant to the EIP, in the event of a covered transaction (generally defined in the EIP as a merger or consolidation in which the Company is not the surviving entity, a disposition of substantially all of the Company’s common stock or assets, or a dissolution or liquidation of the Company) all unvested performance shares, stock options and shares of restricted stock will vest in full.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including our named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Section 423 of the Internal Revenue Code. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price and provides additional ties to shareholder value creation.

Pension and Post-Retirement Benefits. The Company does not maintain a defined benefit pension or retiree medical plan for the named executive officers, though we have agreed to provide reimbursement of certain medical expenses to certain individuals who had previously served as our Chief Executive Officer.

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a nonqualified elective deferred compensation plan, under which our named executive officers, a select group of management or highly compensated employees and our directors are permitted to defer their own compensation. Deferred amounts under the DCP are notionally invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP or otherwise make employer contributions to the DCP. The DCP is described more fully under “Non-Qualified Deferred Compensation” below.

Perquisites. The Company makes a limited number of perquisites available to our named executive officers. The Company covers expenses for each participating named executive officer for the completion of an annual comprehensive physical for the executive and his spouse. The Company also reimburses each named executive officer for his personal purchases of Domino’s food items. Our CEO is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Our EVP, International receives additional benefits in connection with his expatriate assignment in the Netherlands. Detailed information regarding the perquisites provided to the named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other full-time employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 31

Compensation Discussion and Analysis (continued)

will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans: (i) a non-qualified deferred compensation plan (the DCP referenced above), and (ii) a tax-qualified 401(k) savings plan (the Domino’s Pizza 401(k) Savings Plan). The Domino’s Pizza 401(k) Savings Plan is open to all employees age 18 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first 5% of eligible compensation contributed by employees into their 401(k) accounts.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that are offered to all full-time employees. Additionally, umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers. This umbrella insurance provides high limits of liability to protect the named executive officer against a catastrophic liability loss and stacks on top of the executive’s homeowners, personal auto, watercraft, and any other underlying liability policies.

Compensation for Chief Executive Officer

Mr. Allison’s base salary of $865,000 became effective with his promotion to Chief Executive Officer, which commenced on July 1, 2018, and was unchanged by the Compensation Committee for the 2019 fiscal year. Mr. Allison’s employment agreement provides for an annual performance incentive targeted at 200% of his annual base salary, the actual amount of which is based on the Company’s achievement of applicable performance targets under the AIP. The employment agreement also grants Mr. Allison an annual allotment of 45 hours of personal use of the Company’s corporate aircraft at no charge to him during the term of the agreement. Mr. Allison entered into a time-sharing agreement with the Company requiring him to reimburse the Company for personal use over his allotted hours based upon a statutory formula. Mr. Allison is not provided with a tax gross-up with respect to his personal use of the Company’s corporate aircraft.

In July 2019, the Board of Directors approved long-term incentive compensation in the form of an equity grant under the EIP to Mr. Allison consisting of: (i) a stock option award of 21,440 shares with a four-year graded vesting period, a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant and (ii) a performance share award of 3,400 shares that vest equally over a four-year period in separate tranches. The stock options and performance shares have the same terms and conditions as those described under “Long-term Incentive Compensation” above.

Based on the WTW Analysis, Mr. Allison’s annual base salary in 2019 was below the market median, his 2019 annual performance incentive target was above the market median and his long-term incentive compensation was below the market median, resulting in his total direct compensation being below the market median. The Compensation Committee believes that Mr. Allison’s compensation is appropriate in relation to his skills, experience (including his tenure as CEO and his serving in an executive capacity at the Company for more than seven years before his promotion to CEO), individual performance, Company performance, scale of the Company and other relevant market data. Further, the Compensation Committee believes Mr. Allison’s compensation package effectively links shareholder and financial performance to his total direct compensation through the use of long-term incentive compensation awards and cash compensation that is primarily based on Company performance.

In December 2019, Meridian provided the Meridian Analysis, which the Compensation Committee considered, among other factors, when it increased Mr. Allison’s annual base salary from $865,000 to $895,000 for 2020.

Employment Agreements

Each of our named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post-Employment Payments to Named Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to

32 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers in a competitive market environment.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. The current guidelines require stock ownership after an accumulation period (five years of employment or service with the Company at the individual’s current executive level) equal to five times base salary for our CEO, four times base salary for President-level executives, and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Clawback Policy

The Compensation Committee has adopted a clawback policy which provides that in the event of an accounting restatement due to material non-compliance with financial reporting requirements under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who are subject to Section 16 of the Exchange Act and who received incentive-based compensation (including annual cash incentives, performance-based compensation and time-based equity and equity-based awards) during the three-year period preceding the announcement by the Company of its financial statement restatement. Such recovery will be equal to the amount of excess compensation awarded or paid to such executive officer as a result of the misstatement. This policy applies to cash bonus opportunities and performance-based compensation awards made on or after December 29, 2014. This clawback policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act and any other applicable law and shall otherwise be interpreted by the Compensation Committee.

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers (and beginning in 2018, certain former executive officers). Historically, this limitation excepted performance-based compensation paid under a plan that was approved by the shareholders of a company that also met certain other technical requirements. However, this performance-based compensation exception was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to certain current or former executive officers in excess of $1,000,000 per year will generally not be deductible unless, if eligible, it is paid pursuant to certain legally binding contracts that were in effect as of November 2, 2017, and which have not been modified in any material respect on or after such date. The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of an overall compensation philosophy, but not the only factor. The Company has paid and will continue to pay executive compensation that is not fully deductible under applicable tax law.

Risk Assessment Disclosure

In February of each year, the Compensation Committee, in consultation with its independent compensation consultant and senior human resource executives of the Company, reviews the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed for the 2019 fiscal year, and most recently for the 2020 fiscal year, the Compensation Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on the financial results of the Company.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 33

Executive Compensation Tables

Summary Compensation Table for 2019

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers for each of the Company’s last three completed fiscal years (or for the fiscal year(s) during which an individual was a named executive officer of the Company, if less). All information set forth in this table reflects compensation earned by these individuals for services with the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Richard E. Allison, Jr. Chief Executive Officer	2019	865,000	—	820,501	1,401,318	2,212,670	—	196,315	5,495,804
	2018	744,711	—	5,428,782	1,297,600	1,470,143	—	161,180	9,102,416
	2017	610,000	—	428,582	375,443	743,529	—	46,932	2,204,486

Jeffrey D. Lawrence Executive Vice President, Chief Financial Officer	2019	530,000	—	301,730	290,198	677,870	—	40,661	1,840,459
	2018	500,000	—	311,602	275,577	565,500	—	31,189	1,683,868
	2017	460,000	—	345,944	250,466	560,694	—	40,213	1,657,317

Russell J. Weiner Chief Operating Officer and President of the Americas	2019	725,000	—	716,749	800,006	1,390,913	—	39,972	3,672,640
	2018	679,557	—	3,888,429	725,470	1,026,085	—	38,576	6,358,117
	2017	610,000	—	428,582	375,443	743,529	—	70,384	2,227,938

J. Kevin Vasconi Executive Vice President, Chief Information Officer	2019	530,000	—	318,845	290,198	677,870	—	44,491	1,861,404
	2018	510,000	—	337,847	275,577	576,810	—	41,462	1,741,696
	—	—	—	—	—	—	—	—	—

Joseph H. Jordan Executive Vice President, International	2019	435,000	—	242,944	230,067	278,183	—	605,761	1,791,955
	2018	425,000	—	307,158	213,037	227,934	—	639,237	1,812,366
	—	—	—	—	—	—	—	—	—

(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the fair value of awards of performance shares granted pursuant to our EIP, determined in accordance with ASC 718 based upon the probable outcome of the applicable performance conditions (which is assumed that the performance conditions were satisfied in full). The stock awards for 2019 represent the first two tranches of the performance share awards granted in 2019, the third tranche of the performance share awards granted in 2018 and the fourth tranche of the performance share awards granted in 2017 (or the number of shares in each award that have been valued for accounting purposes as of December 29, 2019, the last day of the Company’s 2019 fiscal year). The fourth tranche of the performance share awards awarded in 2018 and the third tranche of the performance share awards awarded in 2019 will be valued when the performance condition is established in December 2020 and the fourth tranche of the performance share awards awarded in 2019 will be valued when the performance condition is established in December 2021. The stock awards for 2018 represent the first two tranches of the performance share awards granted in 2018, the third tranche of the performance share awards granted in 2017 and the fourth tranche of the performance share awards granted in 2016 (or the number of shares in each award that were valued for accounting purposes as of December 30, 2018, the last day of the Company’s 2018 fiscal year). The stock awards for 2017 represent the first two tranches of the performance share awards granted in 2017, the third tranche of the performance share awards granted in 2016 and the fourth tranche of the performance share awards granted in 2015 (or the number of shares in each award that were valued for accounting purposes as of December 31, 2017, the last day of the Company’s 2017 fiscal year). The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s consolidated financial statements for the fiscal year ended December 29, 2019 included in the 2019 10-K.

(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the grant date fair value of stock option awards granted pursuant to our EIP, determined in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s consolidated financial statements for the fiscal year ended December 29, 2019 included in the 2019 10-K.

(3)	The 2019 amounts listed for all named executive officers are further described in the All Other Compensation table below.

34 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Executive Compensation Tables (continued)

The following table below shows amounts under the All Other Compensation column for 2019:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
Richard E. Allison, Jr.	2019	151,975	8,096	14,000	9,404	12,840	196,315
Jeffrey D. Lawrence	2019	4,636	4,951	14,000	6,784	10,290	40,661
Russell J. Weiner	2019	4,275	4,109	14,000	5,041	12,547	39,972
J. Kevin Vasconi	2019	9,807	6,480	14,000	5,573	8,631	44,491
Joseph H. Jordan	2019	207,136	3,056	14,000	374,232	7,337	605,761

(1)

Mr. Allison’s amount represents $145,656 for personal usage of the corporate aircraft, $877 for team member awards and $5,442 in personal pizza purchases. Mr. Lawrence’s amount represents $2,057 in team member awards and $2,579 in personal pizza purchases. Mr. Weiner’s amount represents $1,947 in team member awards and $2,328 in personal pizza purchases. Mr. Vasconi’s amount represents $1,917 in team member awards and $7,890 in personal pizza purchases. Mr. Jordan’s amount represents $1,362 in team member awards and additional benefits in relation to his expatriate assignment, which includes $99,507 in respect of cost-of-living allowances, $86,532 in respect of children’s tuition expenses, $3,333 in respect of tax preparation fees and $16,402 in respect of home leave. The amount reported for Mr. Allison’s personal usage of the corporate aircraft is based on the incremental cost method. The incremental cost is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the flight hours of personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (“SIFL”) rates.

(2)

Mr. Allison’s amount represents Company-paid premiums of $2,246 for umbrella liability insurance, Company-paid premiums of $2,250 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Lawrence’s amount represents Company-paid premiums of $2,246 for umbrella liability insurance, Company-paid premiums of $810 for group term life insurance and Company-paid premiums of $1,895 for executive physicals. Mr. Weiner’s amount represents Company-paid premiums of $2,246 for umbrella liability insurance and Company-paid premiums of $1,863 for group term life insurance. Mr. Vasconi’s amount represents Company-paid premiums of $2,246 for umbrella liability insurance, Company-paid premiums of $2,374 for group term life insurance and $1,860 for executive physicals. Mr. Jordan’s amount represents Company-paid premiums of $2,246 for umbrella liability insurance and Company-paid premiums of $810 for group term life insurance.

(3)	Represents the amount of the Company match made to the Domino’s Pizza 401(k) Savings Plan described above for each named executive officer.
(4)

Mr. Allison’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,736, a tax gross-up on Company-paid medical expenses in the amount of $2,783 and a tax gross-up on certain other perquisites in the amount of $4,885. Mr. Lawrence’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,736, a tax gross-up on Company-paid medical expenses in the amount of $1,465 and a tax gross-up on certain other perquisites in the amount of $3,583. Mr. Weiner’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,736 and a tax gross-up on certain other perquisites in the amount of $3,305. Mr. Vasconi’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $900, a tax gross-up on Company-paid medical expenses in the amount of $745 and a tax gross-up on certain other perquisites in the amount of $3,928. Mr. Jordan’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $619, a tax gross-up on benefits in relation to his expatriate assignment of $166,882, Dutch wage taxes in the amount of $179,339, U.S. tax payments due to his tax equalization policy in the amount of $27,091 and a tax gross-up on certain other perquisites in the amount of $301.

(5)

Represents dividends paid by the Company on a quarterly basis on stock awards, including dividends accrued on unvested performance shares that were paid during 2019 at the time of vesting of such performance shares.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 35

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options and performance shares granted during the fiscal year ended December 29, 2019 to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise of Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)(4)		Maximum (#)
Richard E. Allison, Jr.		0	1,730,000	4,325,000	—	—		—	—	—	—	—
	7/10/2019	—	—	—	—	—		—	—	21,440	275.35	1,401,318
	7/10/2019	—	—	—	—	850	(8)	—	—	—	—	234,048
	12/10/2019	—	—	—	—	2,056	(9)	—	—	—	—	586,453
Jeffrey D. Lawrence		0	530,000	1,325,000	—	—		—	—	—	—	—
	7/10/2019	—	—	—	—	—		—	—	4,440	275.35	290,198
	7/10/2019	—	—	—	—	265	(10)	—	—	—	—	72,968
	12/10/2019	—	—	—	—	802	(11)	—	—	—	—	228,762
Russell J. Weiner		0	1,087,500	2,718,750	—	—		—	—	—	—	—
	7/10/2019	—	—	—	—	—		—	—	12,240	275.35	800,006
	7/10/2019	—	—	—	—	727	(12)	—	—	—	—	200,179
	12/10/2019	—	—	—	—	1,811	(13)	—	—	—	—	516,570
J. Kevin Vasconi		0	530,000	1,325,000	—	—		—	—	—	—	—
	7/10/2019	—	—	—	—	—		—	—	4,440	275.35	290,198
	7/10/2019	—	—	—	—	265	(14)	—	—	—	—	72,968
	12/10/2019	—	—	—	—	862	(15)	—	—	—	—	245,877
Joseph H. Jordan		0	217,500	543,750	—	—		—	—	—	—	—
	7/10/2019	—	—	—	—	—		—	—	3,520	275.35	230,067
	7/10/2019	—	—	—	—	210	(16)	—	—	—	—	57,823
	12/10/2019	—	—	—	—	649	(17)	—	—	—	—	185,121

(1)

Represents the amount to which such executive would be entitled if the Company had achieved 90% of its annual performance target under the AIP, as described above under “Compensation Discussion and Analysis – Annual Performance Incentives.”

(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance target under the AIP.
(3)

Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target and (ii) $5,000,000.

(4)

Represents the first two tranches of the performance share awards granted in 2019, the third tranche of the performance share awards granted in 2018 and the fourth tranche of the performance share awards granted in 2017 (number of shares in each award that have been valued for accounting purposes for fiscal 2019). Each vesting tranche of performance share awards contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. Any remaining shares from these performance share awards that are not included in this table will be valued when the performance condition is established for such performance shares.

(5)

All option awards granted in 2019 vest one-fourth per year over four years beginning on the first anniversary of the grant date and have a ten-year term, provided the named executive officer remains employed, except as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above.

(6)	Determined based on the closing price of the Company’s common stock on the NYSE on the date of grant.
(7)

Represents the total ASC 718 grant date fair value of the option awards, determined in accordance with ASC 718. Also, represents the total ASC 718 grant date fair value of the stock awards, determined, in the case of performance shares, based upon the probable outcome of the applicable performance conditions (which assume that the performance conditions were satisfied in full). See notes (1) and (2) to the Summary Compensation Table above.

(8)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 3,400.
(9)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 3,400, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 3,050 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,770.

(10)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 1,060.

36 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Executive Compensation Tables (continued)

(11)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,060, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 970 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,180.

(12)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 2,910.
(13)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 2,910, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 2,560 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,770.

(14)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 1,060.
(15)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,060, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 970 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,420.

(16)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 840.
(17)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 840, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 920 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 830.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for each of the named executive officers as of December 29, 2019:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Richard E. Allison, Jr.	30,000	0	17.53	3/14/2021	(5)	—	—	—		—
	1,666	0	25.78	7/20/2021	(5)	—	—	—		—
	3,334	0	22.78	7/20/2021	(5)(6)	—	—	—		—
	9,690	0	32.69	7/20/2022	(5)	—	—	—		—
	19,670	0	46.83	2/27/2023	(7)(8)	—	—	—		—
	14,480	0	63.05	7/17/2023	(7)	—	—	—		—
	15,110	0	73.04	7/16/2024	(7)	—	—	—		—
	11,780	0	118.54	7/15/2025	(7)	—	—	—		—
	8,137	2,713	136.89	7/20/2026	(7)	—	—	—		—
	3,665	3,665	212.52	7/19/2027	(7)	—	—	—		—
	4,485	13,455	283.68	7/18/2028	(7)	—	—	—		—
	0	21,440	275.35	7/10/2029	(7)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	640	(9)	187,078
	—	—	—	—		—	—	886	(10)	258,987
	—	—	—	—		—	—	2,288	(11)	668,805
	—	—	—	—		—	—	3,400	(12)	993,854
	—	—	—	—		16,910	4,942,962	—		—

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 37

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Jeffrey D. Lawrence	1,470	0	63.05	7/17/2023	(7)	—	—	—		—
	2,630	0	73.04	7/16/2024	(7)	—	—	—		—
	9,070	0	118.54	7/15/2025	(7)	—	—	—		—
	2,060	0	118.54	7/15/2025	(7)	—	—	—		—
	5,520	1,840	136.89	7/20/2026	(7)	—	—	—		—
	2,445	2,445	212.52	7/19/2027	(7)	—	—	—		—
	952	2,858	283.68	7/18/2028	(7)	—	—	—		—
	0	4,440	275.35	7/10/2029	(7)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	435	(9)	127,155
	—	—	—	—		—	—	590	(10)	172,463
	—	—	—	—		—	—	728	(11)	212,802
	—	—	—	—		—	—	1,060	(12)	309,849

Russell J. Weiner	16,666	0	12.32	7/20/2020	(5)	—	—	—		—
	8,334	0	9.32	7/20/2020	(5)(6)	—	—	—		—
	5,000	0	25.78	7/20/2021	(5)	—	—	—		—
	10,000	0	22.78	7/20/2021	(5)(6)	—	—	—		—
	9,690	0	32.69	7/20/2022	(5)	—	—	—		—
	37,020	0	46.83	2/27/2023	(7)(8)	—	—	—		—
	17,110	0	63.05	7/17/2023	(7)	—	—	—		—
	15,960	0	73.04	7/16/2024	(7)	—	—	—		—
	11,780	0	118.54	7/15/2025	(7)	—	—	—		—
	8,137	2,713	136.89	7/20/2026	(7)	—	—	—		—
	3,665	3,665	212.52	7/19/2027	(7)	—	—	—		—
	2,507	7,523	283.68	7/18/2028	(7)	—	—	—		—
	0	12,240	275.35	7/10/2029	(7)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	640	(9)	187,078
	—	—	—	—		—	—	886	(10)	258,987
	—	—	—	—		—	—	1,920	(11)	561,235
	—	—	—	—		—	—	2,910	(12)	850,622
	—	—	—	—		11,660	3,408,335	—		—

J. Kevin Vasconi	2,675	0	73.04	7/16/2024	(7)	—	—	—		—
	3,660	0	118.54	7/15/2025	(7)	—	—	—		—
	6,105	2,035	136.89	7/20/2026	(7)	—	—	—		—
	2,930	2,930	212.52	7/19/2027	(7)	—	—	—		—
	952	2,858	283.68	7/18/2028	(7)	—	—	—		—
	0	4,440	275.35	7/10/2029	(7)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	480	(9)	140,309
	—	—	—	—		—	—	710	(10)	207,540
	—	—	—	—		—	—	728	(11)	212,802
	—	—	—	—		—	—	1,060	(12)	309,849

38 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Joseph H. Jordan	1,470	0	63.05	7/17/2023	(7)	—	—	—		—
	2,010	0	73.04	7/16/2024	(7)	—	—	—		—
	2,630	0	118.54	7/15/2025	(7)	—	—	—		—
	2,325	775	136.89	7/20/2026	(7)	—	—	—		—
	1,762	588	136.89	7/20/2026	(7)	—	—	—		—
	3,652	1,218	168.21	11/07/2026	(7)	—	—	—		—
	1,225	1,225	212.52	7/19/2027	(7)	—	—	—		—
	905	2,715	232.43	4/09/2028	(7)	—	—	—		—
	0	3,520	275.35	7/10/2029	(7)
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	279	(9)	81,554
	—	—	—	—		—	—	299	(13)	87,401
	—	—	—	—		—	—	416	(10)	121,601
	—	—	—	—		—	—	690	(14)	201,694
	—	—	—	—		—	—	840	(12)	245,540

(1)

Represents the special retention-based restricted stock awards (the “Retention Equity Awards”) granted under our EIP to Messrs. Allison and Weiner in July 2018 in connection with their promotions to CEO and COO, respectively. Each Retention Equity Award will vest 100% on the fourth anniversary of the date of grant, generally subject to the executive’s continued employment through such date and except as described below under “Potential Post-Employment Payments to Named Executive Officers.”

(2)	Value based on the closing price of the Company’s common stock on the NYSE on December 29, 2019, the last business day of fiscal 2019.
(3)

Awards of performance shares vest equally over four years in separate vesting tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above. Awards are shown assuming the performance conditions are satisfied in full.

(4)	Value based on the closing price of the Company’s common stock on the NYSE on December 29, 2019, the last business day of fiscal 2019.
(5)	Option awards granted ten years prior to the option expiration date that vested in equal annual installments over three years beginning on the first anniversary of the grant date.
(6)	Certain option awards have the same expiration date but different option exercise prices due to reductions in certain option exercise prices in connection with a prior Company recapitalization.
(7)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

(8)

Represents one-time option awards intended to compensate the named executive officer for dividends paid with respect to common stock of the Company, for which option awards were not eligible. Such one-time option awards have the same terms and conditions as the option awards described under footnote 3 above.

(9)

Represents final tranche of performance shares granted in July 2016 that is eligible to vest on July 20, 2020, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

(10)

Represents final two tranches of performance shares granted in July 2017 that are eligible to vest in two equal installments on each of July 19, 2020 and July 19, 2021, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

(11)

Represents final three tranches of performance shares granted in July 2018 that are eligible to vest in three equal installments on each of July 18, 2020, July 18, 2021 and July 18, 2022, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

(12)

Represents performance shares granted in July 2019 that are eligible to vest in four equal installments on each of July 10, 2020, July 10, 2021, July 10, 2022 and July 10, 2023, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 39

Executive Compensation Tables (continued)

(13)

Represents final tranche of performance shares granted in November 2016 that is eligible to vest on November 7, 2020, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

(14)

Represents final three tranches of performance shares granted in April 2018 that are eligible to vest in three equal installments on each of April 9, 2020, April 9, 2021 and April 9, 2022, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above.

Option Exercises and Stock Vested

The following table provides information relating to options exercised and stock vested for each of the named executive officers during 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard E. Allison, Jr.	10,000	2,636,572	2,533	668,818
Jeffrey D. Lawrence	4,000	988,120	1,741	466,196
Russell J. Weiner	—	—	2,411	637,699
J. Kevin Vasconi	—	—	1,552	412,149
Joseph H. Jordan	—	—	1,320	355,836

(1)	Equals the closing price of the Company’s common stock on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)

Equals the closing price of the Company’s common stock on the NYSE on the vesting date multiplied by the number of shares vesting, plus any accrued cash dividends paid on such vesting date in respect of such shares.

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including annual base salary and the annual performance incentive or, in the case of our directors, annual retainers). Participants elect a specific date or event (such as termination of employment) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to notionally invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended December 29, 2019 were as follows:

American Funds EuroPacific Growth Fund

BNY Mellon MidCap Index Fund

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund

Fidelity 500 Index Fund

Fidelity Government Money Market Fund

Fidelity Puritan Fund

Harding Loevner Emerging Markets Portfolio

Invesco Comstock Fund

MainStay Large Cap Growth Fund

PIMCO All Asset Fund

PIMCO Total Return Fund

Vanguard Inflation-Protected Securities Fund

Vanguard Real Estate Index Fund

Vanguard Total Bond Market Index Fund

Vanguard Total International Stock Index Fund

40 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Executive Compensation Tables (continued)

There are no named executive officers who currently participate in or have balances under the Domino’s Pizza Deferred Compensation Plan. The balances under the DCP for our directors are listed below under “Non-Qualified Deferred Compensation of Directors.”

Potential Post-Employment Payments to Named Executive Officers

Each named executive officer is currently a party to an employment agreement providing for payments and benefits in connection with certain terminations of the named executive officer’s employment.

Under Mr. Allison’s and Mr. Weiner’s employment agreements effective July 1, 2018, upon involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if either Mr. Allison or Mr. Weiner terminates his employment voluntarily for good reason (generally defined to include material diminution of his responsibilities, duties or authority, a relocation of his office by more than 50 miles, or the failure of the Company to pay his base salary and benefits) prior to the end of the term of the agreement, he would receive an amount equal to two times his then-annual base salary. Such amount would be paid in equal installments, subject to a six-month delay to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended.

Under the employment agreements with Messrs. Lawrence, Jordan and Vasconi, upon an involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if the named executive officer terminates his employment voluntarily for good reason (generally defined as described above), the named executive officer would receive an amount equal to one times his then-annual base salary. Such amount would be paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months.

In the event of a termination of employment by the Company without cause or a voluntary termination of employment for good reason, each named executive officer would also be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. In addition, during the severance period, each named executive officer would be entitled to Company-paid medical insurance coverage premiums.

In the event of a termination of employment by reason of a named executive officer’s death or disability, or voluntarily by the named executive officer due to retirement, the named executive officer would be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. Mr. Allison would be entitled to these benefits on a voluntary termination of employment without good reason.

Following a termination of employment for any reason, equity awards and other benefits are governed by the terms of those programs, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. In addition, in the event that our CEO or COO’s employment is terminated (i) involuntarily by the Company without cause, (ii) due to the executive’s disability or death or (iii) by the executive for good reason, in each case, on or after the second anniversary of the grant date of the Retention Equity Award and before the third anniversary of such Retention Equity Award, 25% of the shares of restricted stock subject to the Retention Equity Award will vest and if such a termination occurs on or after the third anniversary of the grant date and prior to the fourth anniversary of such Retention Equity Award, 75% of the shares of restricted stock will vest.

Each of the employment agreements for the named executive officers contains a two-year non-competition and non-solicitation provision.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 41

Executive Compensation Tables (continued)

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination of employment or change in control, as applicable, occurred on December 29, 2019 under the employment agreements then in effect. As of December 29, 2019, no named executive officers were retirement eligible.

Name	Benefit	Termination Without Cause or by Employee for Good Reason ($)(1)	Voluntary Termination ($)	Death ($)(2)	Disability ($)(3)	Change in Control ($)(4)
Richard E. Allison, Jr.	Severance Pay	1,730,000	—	—	1,297,500	—
	Healthcare	35,392	—	—	26,544	—
	Equity Award Acceleration	—	—	3,302,548	—	3,302,548

	Total	1,765,392	—	3,302,548	1,324,044	3,302,548

Jeffrey D. Lawrence	Severance Pay	530,000	—	—	795,000	—
	Healthcare	17,696	—	—	26,544	—
	Equity Award Acceleration	—	—	1,403,294	—	1,403,294

	Total	547,696	—	1,403,294	821,544	1,403,294

Russell J. Weiner	Severance Pay	1,450,000	—	—	1,087,500	—
	Healthcare	35,392	—	—	26,544	—
	Equity Award Acceleration	—	—	2,844,521	—	2,844,521

	Total	1,485,392	—	2,844,521	1,114,044	2,844,521

J. Kevin Vasconi	Severance Pay	530,000	—	—	795,000	—
	Healthcare	17,402	—	—	26,103	—
	Equity Award Acceleration	—	—	1,520,531	—	1,520,531

	Total	547,402	—	1,520,531	821,103	1,520,531

Joseph H. Jordan	Severance Pay	435,000	—	—	652,500	—
	Healthcare	19,791	—	—	29,687	—
	Equity Award Acceleration	—	—	1,420,798	—	1,420,798

	Total	454,791	—	1,420,798	682,187	1,420,798

(1)

Represents the named executive officer’s annual base salary, multiplied by two in the case of Mr. Allison and Mr. Weiner, and multiplied by one for all other named executive officers and the cost of Company-paid insurance coverage premiums for all named executive officers during their severance period.

(2)

Represents the cumulative value of all equity awards that would vest in the event of the named executive officer’s death, calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the NYSE on December 29, 2019, the last business day of fiscal 2019, and the exercise price multiplied by the number of options that would vest as a result of the named executive officer’s death, and (ii) the closing price of the Company’s common stock on the NYSE on December 29, 2019, the last business day of fiscal 2019, multiplied by the number of performance shares that would vest in such event.

(3)	Represents 18 months of the named executive officer’s base salary (unreduced by disability income benefits) and the cost of 18 months of Company-paid medical insurance coverage premiums.
(4)

Represents the cumulative value of the equity awards that would vest in the event of a corporate transaction, as described in more detail under “Compensation Discussion and Analysis–Long-term Incentive Compensation,” calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the NYSE on December 29, 2019, the last business day of fiscal 2019, and the exercise price multiplied by the number of options that would vest as a result of such corporate transaction, and (ii) the closing price of the Company’s common stock on the last business day of fiscal 2019 multiplied by the number of performance shares that would vest in such event.

42 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Executive Compensation Tables (continued)

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires annual disclosure of the ratio of the median annual total compensation of all of our employees to the annual total compensation of our CEO.

To identify the median employee, we used 2019 total cash compensation, which includes annual base salaries or base wages plus annual bonuses, if any, as reported on each employee’s W-2, Box 1, as our consistently applied compensation measure. We used total cash compensation as our consistently applied compensation measure because we do not widely distribute annual equity awards to employees (less than 1.5% of our employees received annual equity awards). We then measured total cash compensation for all individuals who were employed by us on December 1, 2019, excluding (i) our CEO and (ii) all team members located in countries outside of the United States, pursuant to the de minimis exemption under the pay ratio rules. A total of 247 team members were so excluded and are detailed by each non-U.S. jurisdiction below:

Brazil: 2	Dubai: 11	Mexico: 2
Canada: 203	Hong Kong: 11	Netherlands: 13
China: 1	India: 3	United Kingdom: 1

Except as described above, we included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation used for employees who were not employed by us for all of 2019 by taking an employee’s compensation for the number of bi-weekly pay periods for which they were employed and annualizing such amount for the full year of 26 pay periods. As of December 1, 2019, we had 12,240 U.S.-based full-time, part-time, seasonal and temporary employees. As of this same date, including our team members located in countries outside the United States, we had 12,487 full-time, part-time, seasonal and temporary employees.

Based on total cash compensation, our median employee was identified as a part-time delivery driver who worked under 30 hours per week and was paid on an hourly basis. The median employee’s annual total compensation was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table for 2019 earlier in this Proxy Statement.

Mr. Allison’s annual total compensation for the 2019 fiscal year was $5,495,804, as reflected in the Summary Compensation Table for 2019 above. Our median employee’s annual total compensation for 2019 was $17,919. As a result, we estimate that Mr. Allison’s annual total compensation was approximately 307 times that of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 43

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2019 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2019 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2019 annual meeting, our shareholders approved the proposal with 91.1% of the shares voted in favor of the say-on-pay proposal.

At the 2017 annual meeting of shareholders, the Company held an advisory vote on the frequency of future say-on-pay votes. Our shareholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement. In accordance with Rule 14a-21(b) of the Exchange Act, shareholders will be asked to vote again on how frequently we should hold future say-on-pay votes at the Company’s 2023 annual meeting of shareholders.

The objectives of our compensation program, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this proxy statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving compensation decisions during 2019 with respect to our named executive officers, the Compensation Committee considered the financial performance of the Company in fiscal 2018, which significantly exceeded our business plan and goals. The Company’s named executive officers contributed greatly to these achievements and, therefore, our Company performance was considered when determining compensation of our named executive officers for fiscal 2019.

In addition, the Company routinely reviews its compensation programs and engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program. The Company has made changes in prior years based upon feedback from this shareholder outreach and plans to continue these engagement efforts in future years.

For these reasons, the Board is asking shareholders to again support this say-on-pay proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

44 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Compensation of Directors

For fiscal 2019, each independent director was paid a $75,000 annual retainer and was reimbursed for certain business expenses. In addition, the Chairperson of the Audit Committee was paid an annual retainer of $25,000 and non-Chair members were paid an annual retainer of $12,500, the Chairperson of the Compensation Committee was paid an annual retainer of $20,000 and non-Chair members were paid an annual retainer of $10,000, and the Chairperson of the Nominating and Corporate Governance Committee was paid an annual retainer of $15,000 and non-Chair members were paid an annual retainer of $10,000. From time to time, directors may also be compensated for their service on ad hoc committees of the Board. Mr. Allison did not receive any additional compensation for his service on the Board.

For 2019, independent directors also received an annual equity award of restricted stock under the EIP with an approximate value of $123,000 on the grant date, which resulted in an annual grant of 450 shares of restricted stock. The restricted stock granted to directors has a one-year vesting period (subject to acceleration in the case of resignation, retirement, or certain corporate transactions, as described under “Compensation Discussion and Analysis–Long-term Incentive Compensation” above) in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. Directors are eligible for the qualified retirement provision in the Company’s equity awards. For directors, the specified service and age requirements are five years of continuous service and 55 years of age. As of December 29, 2019, Messrs. Federico and Goldman and Ms. Cantor had satisfied these qualified retirement requirements.

2019 Independent Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$75,000

Audit Committee
Chairperson	$25,000
Member	$12,500

Compensation Committee
Chairperson	$20,000
Member	$10,000

Nominating and Corporate Governance Committee
Chairperson	$15,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$123,000
Award vests on first anniversary of the grant date

Changes for 2020. Beginning in fiscal 2020, the annual retainer for independent directors increased to $80,000 and the target grant date fair value of the annual equity awards for independent directors was increased to $160,000. Additionally, the annual retainer for the Audit Committee Chairperson was increased to $30,000 and the annual retainer for each Audit Committee member was increased to $15,000. These changes were made in conjunction with the Compensation Committee’s review of a Meridian study on non-executive director compensation in order to keep the compensation of our directors near the median of our peer group based on a two-year projection of such market median given the Company’s biennial review of director compensation.

For 2019, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $200,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. In addition, Mr. Brandon was eligible to receive an equity award with an approximate value of $175,000 on the grant date. For 2019, this equity award was granted in the form of 630 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. As discussed above, directors are also eligible for the qualified retirement provisions in the EIP. Mr. Brandon has satisfied these qualified retirement requirements. Mr. Brandon is also entitled to reimbursement of certain medical expenses related to his prior service as Chief Executive Officer.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 45

Compensation of Directors (continued)

2019 Non-Executive Chairman Compensation Summary

Annual Retainer	Amount
Board of Directors	$200,000

Annual Equity Award	Value
Target grant date fair value	$175,000
Award vests on first anniversary of the grant date

Changes for 2020. Beginning in fiscal 2020, Mr. Brandon’s annual retainer was increased to $225,000 and his equity award value was increased to $200,000.These changes were made to keep Mr. Brandon’s total compensation above the 75th percentile as compared to our peer group in recognition of the unique experience that Mr. Brandon brings to his role as Chairman, based on a two-year projection of such peer group director compensation given the Company’s biennial review of non-executive chair compensation.

Director Compensation Table for 2019

The following table provides information concerning compensation for the Company’s directors during 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
David A. Brandon	200,000	175,449	—	—	—	$40,967	416,416
C. Andrew Ballard	85,000	125,321	—	—	—	37	210,358
Andrew B. Balson	95,000	125,321	—	—	—	782	221,102
Corie S. Barry	87,500	125,321	—	—	—	382	213,203
Diana F. Cantor	100,000	125,321	—	—	—	578	225,899
Richard L. Federico	95,000	125,321	—	—	—	1,049	221,370
James A. Goldman	102,500	125,321	—	—	—	1,309	229,130
Patricia E. Lopez	85,000	125,321	—	—	—	29	210,350

(1)

Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock pursuant to our EIP determined in accordance with ASC 718 and reflect rounding up in the number of shares of restricted stock granted. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 29, 2019 included in the 2019 10-K.

(2)

For Mr. Brandon, the amount in “All Other Compensation” represents $38,371 in reimbursements related to post-employment medical and health benefits pursuant to his prior employment agreement with the Company (as amended from time to time), $2,246 for company-paid premiums for umbrella liability insurance and $350 in personal pizza purchases. For all other directors, the amounts in “All Other Compensation” represent personal pizza purchases.

46 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Compensation of Directors (continued)

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for directors as of December 29, 2019:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon	200,000	—	367,900	—	1,962,403
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	95,000	—	106,710	—	498,709
Corie S. Barry	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	102,500	—	160,972	—	839,155
Patricia E. Lopez	85,000	—	9,744	—	113,814

(1)	Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above.
(2)	Reflects dividends, interest and market-based earnings on amounts deferred by plan participants.
(3)

Represents the participant’s account balance as of December 29, 2019, which includes compensation and DCP earnings reported in fiscal years 2013-2018 as follows: Mr. Brandon $1,394,502, Mr. Balson $297,000, Mr. Goldman $575,683 and Ms. Lopez $19,070.

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding option awards and restricted stock awards for the Company’s non-employee directors as of December 29, 2019:

Name	Outstanding Option Awards (#)	Outstanding Stock Awards (#)
David A. Brandon	—	630
C. Andrew Ballard	—	450
Andrew B. Balson	6,000	450
Corie S. Barry	—	450
Diana F. Cantor	—	450
Richard L. Federico	—	450
James A. Goldman	—	450
Patricia E. Lopez	—	450

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 47

Equity Compensation Plan Information

The following table sets forth, as of December 29, 2019, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	1,557,058	(2)	$94.21	2,751,060
Equity compensation plans not approved by shareholders	—		—	—

Total	1,557,058		$94.21	2,751,060

(1)	Includes 132,536 shares that may be issued under the ESPDP.
(2)	Consists of 1,546,411 options and 10,647 restricted stock units currently awarded under the EIP.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and was approved by the Company’s shareholders. An Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”) was approved by shareholders at the 2008 annual meeting of shareholders, and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders.

The outstanding options issued under the EIP beginning in July 2009 through February 2013 generally vested ratably over a three-year period and outstanding options issued under the EIP beginning in February 2013 generally vest ratably over a four-year period. As of December 29, 2019, there were 1,546,411 options outstanding at a weighted average exercise price equal to $94.21 per share, of which 1,350,200 were exercisable at a weighted average exercise price equal to $71.59 per share, 32,350 shares of restricted stock and 138,720 performance shares currently issued and outstanding under the EIP. As of December 29, 2019, there were a total of 2,618,524 authorized but unissued shares under the EIP.

Under the EIP, there were a total of 1,717,481 options, performance shares and shares of restricted stock currently issued and outstanding and a total of 1,350,200 of such options were fully vested.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP is determined by the Compensation Committee, as administrator of the EIP, and must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

48 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, directors and officers of the Company. The Company’s Board of Directors is responsible for reviewing potential related person transactions and, in connection with its review, will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a director or officer of the Company and any other matters deemed important, following which it may approve or ratify the transaction in its discretion. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time-Sharing Agreement with Richard E. Allison, Jr. for Use of Corporate Aircraft

Domino’s Pizza LLC and Richard E. Allison, Jr. entered into a Time-Sharing Agreement dated January 8, 2018 and effective July 1, 2018 whereby Mr. Allison is entitled to 45 hours per year of personal use of the Company aircraft without charge. Mr. Allison is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2019, Mr. Allison’s personal use of the Company aircraft did not exceed the allotted 45 hours and, therefore, he did not reimburse the Company for any excess use.

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 49

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 21, 2020 at 10:00 a.m. EDT at the Domino’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Shareholder Proposals and Director Nominations for Inclusion in Next Year’s Proxy Statement Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2021, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 12, 2020 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals and Director Nominations other than Pursuant to Rule 14a-8

If a shareholder wishes to present a proposal or to nominate one or more directors at our 2020 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance written notice in accordance with the Company’s By-Laws. Under the By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of director nominations or other shareholder proposals for submission to the Domino’s annual meeting of shareholders without inclusion in the Company’s 2021 Proxy Statement is February 20, 2021. Unless such notice is received by Domino’s at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, such matter will be brought before the meeting only in the Company’s discretion and proxies with respect to such matter will confer voting authority only if such matter comes before the meeting.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially

50 DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT

Other Matters (continued)

provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3497.

General Information

Our 2019 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at biz.dominos.com in the “Investors” section. A copy of our 2019 Annual Report, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 4 of this Proxy Statement.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 12, 2020

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT 51

Annex A

Domino’s Pizza, Inc. Officers and Directors

Executive Officers

Richard E. Allison, Jr.

Chief Executive Officer

Russell J. Weiner

Chief Operating Officer and President of the Americas

Thomas B. Curtis

Executive Vice President, U.S. Operations and Support

Joseph H. Jordan

Executive Vice President, International

Jeffrey D. Lawrence

Executive Vice President, Chief Financial Officer

Stuart A. Levy

Executive Vice President, Supply Chain Services

Timothy P. McIntyre

Executive Vice President, Communication, Investor Relations and Legislative Affairs

Kevin S. Morris

Executive Vice President, General Counsel and Corporate Secretary

Lisa V. Price

Executive Vice President, Chief Human Resources Officer

J. Kevin Vasconi

Executive Vice President, Chief Information Officer

Board of Directors

David A. Brandon

Chairman of the Board

Richard E. Allison, Jr.

Chief Executive Officer and Director

C. Andrew Ballard

Director

Andrew B. Balson

Director

Corie S. Barry

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Patricia E. Lopez

Director

DOMINO’S PIZZA, INC. 2020 PROXY STATEMENT A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/20/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/20/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01)	David A. Brandon 02)Richard E. Allison, Jr. 03) C. Andrew Ballard 04) Andrew B. Balson 05) Corie S. Barry
06)	Diana F. Cantor 07) Richard L. Federico 08) James A. Goldman 09) Patricia E. Lopez

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2020 fiscal year.					☐	☐	☐

3.	Advisory vote to approve the compensation of the named executive officers of the Company.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000443423_1        R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 21, 2020 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Richard E. Allison, Jr., Jeffrey D. Lawrence and Kevin S. Morris, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 21, 2020, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side